EXHIBIT 3.1

BARRETT BUSINESS SERVICES, INC.

AMENDED AND RESTATED CHARTER

As Amended Through May 31, 2018

ARTICLE I

The name of this corporation (the "Corporation") is Barrett Business Services, Inc.

ARTICLE II

The purposes for which the Corporation is formed are:

(a)    To engage generally in the business of supplying temporary and long-term employees to others.

(b)    To engage in any other business deemed by it to be desirable to facilitate, directly or indirectly the business referred to above or to enhance the value of its property, business, or rights.

(c)    To engage in any lawful activity for which a corporation may be formed under the Maryland General Corporation Law.

ARTICLE III

(a)    The aggregate number of shares which the Corporation shall have authority to issue is 21,000,000 which shall be divided into classes as follows:

Title of Class	No. of Shares

Preferred Stock, $.01 par value per share	500,000

Common Stock, $.01 par value per share	20,500,000

When this amendment and restatement shall become effective and without the necessity of any further action of any kind, each previously issued and outstanding share of stock of the Corporation of the par value of ten dollars a share shall be reclassified and changed into and shall constitute 7,968.1274 shares of the Common Stock, $.01 par value, of the Corporation, provided that any resulting fraction of share shall be rounded to the nearest full share with fractions of .5 rounded up.  There shall be transferred from surplus to stated capital on the Corporation's books at the time this amendment and restatement becomes effective an amount equal to the difference between the aggregate par value of the shares of Common Stock, $.01 par value, issued and outstanding immediately after such effective time and the aggregate par value of the shares of stock of the par value of ten dollars a share issued and outstanding immediately prior to such effective time.

(b)    The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of each class of stock of the Corporation shall be as follows:

(1)    Preferred Stock:

The Board of Directors of the Corporation (the “Board of Directors”) may classify or reclassify any unissued Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such Preferred Stock.  Without limiting the generality of the foregoing, the Board of Directors shall have authority to classify and reclassify any unissued Preferred Stock into as many series as the Board of Directors shall from time to time determine, and to issue the Preferred Stock in such series.

The description of shares of each series of Preferred Stock shall be set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles Supplementary to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series.

Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of the Common Stock of the Corporation to vote one vote per share on all matters submitted for stockholder action.

(2)    Common Stock:

Except for and subject to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Preferred Stock or any series thereof, as may be granted pursuant to Section (b)(1) of this Article or except as may be provided by the laws of Maryland, the holders of the Common Stock shall have all other rights of stockholders including, without limitation, (i) voting rights on all corporate matters on the basis of one vote per share and the right to notices of meetings and other corporate actions, (ii) the right to receive dividends and other distributions when and as declared by the Board of Directors out of assets legally available therefor, and (iii) in the event of any liquidation, dissolution or winding up of the Corporation, the right to receive the assets available for distributions to stockholders.

(c)    The Board of Directors may authorize the issuance or sale from time to time of shares of stock by the Corporation of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or bylaws of the Corporation.

(d)    No holder of any shares of any class of stock or other security of the Corporation now or hereafter authorized shall have any preemptive right or be entitled as a matter of right as such holder to purchase, subscribe for or otherwise acquire any shares of any stock of the Corporation of any class now or hereafter authorized or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments are now or hereafter authorized or issued or issued and thereafter reacquired by the Corporation, other than such, if any, as may be fixed from time to time by the Board of Directors in its discretion.

Series A Nonconvertible, Non-Voting Redeemable Preferred Stock

(1)    Designation and Number.  A series of Preferred Stock, designated the “Series A Nonconvertible, Non-Voting Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The number of shares of the Series A Preferred Stock shall be 50,000.

(2)    Rank.  The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distributions of assets upon the liquidation, dissolution, or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation if the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution, or winding up of the Corporation or redemption in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation if the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution, or winding up of the Corporation or redemption in proportion to their respective amounts of accumulated, accrued, and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation if holders of such class or series are entitled to receive dividends and amounts distributable upon the liquidation, dissolution, or winding up of the Corporation or redemption in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

(3)    Dividends.

(a)    Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, if applicable, cumulative preferential dividends at the rate of 5% per annum based on the $1,000 liquidation preference (as may be adjusted in accordance with Section 7) with such rate increasing by 2% on each April 1 beginning April 1, 2013, until all of the outstanding shares of Series A Preferred Stock are redeemed as provided in Section 5.  Such dividends shall accrue from the first date on which any Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable semi-annually in arrears on or before March 31 and September 30 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the following Business Day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30 day months.  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from, but excluding, a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.

(b)    No dividends shall be declared or paid or funds set apart for the payment of dividends by the Corporation or other distributions on any Common Stock or other Junior Stock for any period (other than dividends or other distributions payable in shares of Common Stock or other Junior Stock or in options, warrants or rights to subscribe for or purchase any shares of Common Stock or other Junior Stock and which options, warrants or rights do not entitle the holder thereof to rights to dividends, amounts distributable upon the liquidation, dissolution, or winding up of the Corporation or redemption on parity with or senior to the Series A Preferred Stock), and no shares of Common Stock or other Junior Stock may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, repurchase, redemption or retirement, unless all accrued and unpaid dividends in respect of the Series A Preferred Stock have been paid or set apart for such payment on the Series A Preferred Stock for all prior dividend periods.

(c)    Dividends shall be payable, at the sole option of the Corporation, either (i) in cash, (ii) by issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of the dividend to be paid, or (iii) in any combination thereof.  All dividends paid with respect to shares of Series A Preferred Stock, whether in cash or shares of Series A Preferred Stock, shall be made pro rata among the holders of Series A Preferred Stock based on the aggregate accrued but unpaid dividends on the shares held by each such holder.  If and when any shares are issued under this Section 3(c) for the payment of accrued dividends, such shares shall be validly issued and outstanding and fully paid and nonassessable.

(d)    No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any existing written agreement between the Corporation and any other party, including any existing agreement relating to its indebtedness, (i) prohibit or impose any penalty on such declaration, payment or setting apart for payment or (ii) provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(e)    Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accumulate, whether or not the terms and provisions set forth in Section 3(d) hereof at any time prohibit the current payment of dividends, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

(f)    Notwithstanding the foregoing, no dividend will be declared or paid with respect to shares of the Series A Preferred Stock that are redeemed prior to the elapse of six months from the Original Issue Date (for avoidance of doubt, such date being September 28, 2012).

(g)    For purposes of these Articles Supplementary, “Business Day” shall mean any day on which a bank doing business in the State of Washington is not permitted to be closed.

(4)    Liquidation Preference.

(a)    Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Stock, a liquidation preference per share of Series A Preferred Stock equal to the sum of (i) $1,000.00 (as may be adjusted in accordance with Section 7) and (ii) all accrued and unpaid dividends (the “Liquidation Preference”).

(b)    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock and all shares of Parity Stock, then the holders of the Series A Preferred Stock and all holders of such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled.

(c)    After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)    Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

(f)    The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(5)    Redemption.

(a)    Mandatory Redemption.  At the earlier of (such earlier date, the “Mandatory Redemption Date”) (i) the fifth anniversary of the Original Issue Date, or (ii) a Change of Control (as defined below), the Corporation, to the extent that it has funds legally available therefor shall redeem all of the outstanding shares of the Series A Preferred Stock for cash at a redemption price per share of Series A Preferred Stock (the “Redemption Price”) equal to $1,000.00 (as may be adjusted in accordance with Section 7) plus all accrued and unpaid dividends thereon up to and including the Mandatory Redemption Date.

A “Change of Control” means, after the Original Issue Date, in one or a series of related transactions:

(i)    (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors; and (B) following the closing of any transaction referred to in (A), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ; or

(ii)    the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation.

(b)    Optional Redemption.  At any time before the Mandatory Redemption Date, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, for the Redemption Price.  If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Board provided that such method does not result in the creation of fractional shares.

(c)    Procedure for Redemption.

(i)    Upon the Corporation’s written notice as to the effective date of the redemption, accompanied by payment in immediately available U.S. funds of the amount of the full

Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock to be redeemed is entitled, shares of the Series A Preferred Stock shall be redeemed and shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the shares of Series A Preferred Stock to be redeemed at the respective mailing address of such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)    In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the place or places where the shares of Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price in immediately available U.S. funds (if not otherwise included with the notice); and (D) that dividends on the shares to be redeemed will cease to accrue on the redemption date if payment accompanies the notice or, if not, on the date funds are set aside for payment.  If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)    If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the date funds have been set apart for payment of the Redemption Price, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor.  If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price.  In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.  In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)    A)    The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that: the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)    Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(6)    Voting Rights.  Holders of the Series A Preferred Stock will not have any voting rights, except that, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 85% of the Series A Preferred

Stock outstanding at the time voting as a separate class, (A) amend, alter or repeal the provisions of  the Charter (by amendment, merger or otherwise) in such a way that would materially and adversely affect the powers, special rights, preferences, or privileges of the Series A Preferred Stock or the holders thereof, or (B) create or authorize the creation of (by amendment, merger, or otherwise) or issue or incur any obligation to issue any Series A Preferred Stock (other than as provided in Section 3(c)) or any Senior Stock or Parity Stock (or other securities, including notes, debentures or bonds, convertible into or exchangeable for Senior Stock or Parity Stock), which by their terms shall be redeemable at any time when any shares of Series A Preferred Stock are issued and outstanding.

(7)    Adjustment for Stock Splits and Reverse Stock Splits.  If outstanding shares of the Series A Preferred Stock shall be divided into a greater number of shares of Series A Preferred Stock or into other securities of the Corporation convertible into or exchangeable for shares of Series A Preferred Stock, then the Liquidation Price and Redemption Price, each as in effect immediately prior to such division, shall, simultaneously with the effectiveness of such division, be proportionately reduced.  Conversely, if outstanding shares of the Series A Preferred Stock shall be combined into a smaller number of shares of Series A Preferred Stock or into other securities of the Corporation convertible into or exchangeable for shares of Series A Preferred Stock, then the Liquidation Preference and Redemption Price, each as in effect immediately prior to such combination, shall, simultaneously with the effectiveness of such combination be proportionately increased.  Any adjustment to the Liquidation Preference or Redemption Price under this Section 7 shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(8)    Exclusion of Other Rights.  The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation. The Series A Preferred Stock shall have no preemptive or subscription rights. The Series A Preferred Stock shall not have any preferences or other rights other than those specifically set forth herein.

ARTICLE IV

The number of directors constituting the Board of Directors shall be as fixed by the bylaws.

ARTICLE V

The Corporation shall indemnify each of its officers and directors to the fullest extent permissible under the Maryland General Corporation Law, as the same exists or may hereafter be amended, against all liabilities, losses, judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was an officer or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation who are not officers or directors with the same scope and effect as the indemnification provided in this Article to officers and directors.  The indemnification provided in this Article shall not be exclusive of any other rights, by indemnification or otherwise, to which any officer or director may be entitled under any statute, bylaw, agreement, resolution of stockholders or directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

ARTICLE VI

Officers and directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for conduct in their capacities as officers and directors except to the extent that section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland, as it now exists or may hereafter be amended, prohibits elimination or limitation of officer and director liability.  No repeal or amendment of this Article or of section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland shall adversely affect any right or protection of an officer or director for actions or omissions prior to the repeal or amendment.

ARTICLE VII

The bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any annual or special meeting of the stockholders by the affirmative vote of a majority of all shares of any class of stock entitled to vote at such meeting. The Board of Directors shall also have the authority to amend or repeal the bylaws, or adopt new bylaws, by the affirmative vote of a majority of the total number of directors then authorized, including any vacancies, and subject to the power of the stockholders to change or repeal such bylaws.

ARTICLE VIII

The affirmative vote of a majority of all votes of all classes or any class of stock entitled to be cast on any matter required to be submitted for consideration by the stockholders of the Corporation including, without limitation, any proposed merger, consolidation, share exchange, transfer, Charter amendment, or dissolution required to be so submitted, shall constitute approval by the stockholders of such matter notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion of the votes of all classes or any class of stock on such matter.